Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Files Form 10-K
and Reports Fourth Quarter and Full Year 2012
Financial and Operating Results

Houston, TX - (Marketwire) - June 14, 2013 - Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC; MHR.PRD; and MHR.PRE) (the “Company” or “Magnum Hunter”) announced today financial and operating results for the three months and year ended December 31, 2012. Highlights for the three months and year ended December 31, 2012 include:

•	Total Revenue Increased 138% to $271.0 million for the Year Ended 2012

•	Adjusted EBITDAX was $168.6 million for the Year Ended 2012*

•	Fourth Quarter 2012 Adjusted EBITDAX increased 35% to $54.8 million compared to $40.6 million in the Third Quarter 2012*

•	2012 Production Increased 139% to 13,152 BOEPD compared to 5,510 BOEPD for the Year Ended 2011

•	Fourth Quarter Production Increased 60% to 14,587 BOEPD compared to 9,124 BOEPD in the Fourth Quarter 2011

•	Proved Reserves at December 31, 2012 Remain Unchanged at 73.1 MMBoe

•	Year-End 2013 Production Exit Rate Guidance Reaffirmed at 23,000 - 25,000 BOEPD

Financial and Production Results for the Three Months Ended December 31, 2012

Magnum Hunter reported an increase in revenues of 101% to $83.7 million for the three months ended December 31, 2012 compared to $41.6 million for the three months ended December 31, 2011. This increase in revenues was driven primarily by increases in our oil and natural gas production as a result of a combination of acquisitions and increased drilling efforts completed throughout the year in our unconventional resource plays. Additionally, the Company focused more on oil and liquids rich natural gas related projects during 2012.

The Company reported a net loss of $85.4 million attributable to common shareholders or ($0.54) per basic and diluted common shares outstanding for the three months ended December 31, 2012. The Company's net income attributable to common shareholders for the three months ended December 31, 2012, was $8.9 million or $0.05 per basic and diluted common shares outstanding when adjusted for non-cash and non-recurring expenses of $94.3 million (see Non-GAAP Financial Measures and Reconciliations below).

For the three months ended December 31, 2012, Magnum Hunter's Adjusted Earnings Before Interest, Income Taxes, Depreciation, Amortization and Exploration (“Adjusted EBITDAX”) was $54.7 million. Operating margins increased primarily due to an overall production improvement; increased focus on oil and liquids rich natural gas related projects and reduction in operating expenses per Boe. (see Non-GAAP Financial Measures and Reconciliations below).

Oil and gas production increased 60% for the three months ended December 31, 2012 to 1.342 million barrels of oil equivalent ("MMBoe") or 14,587 barrels of oil equivalent per day (“Boepd”) (57% oil/liquids) as compared to the 0.839 MMBoe or 9,124 Boepd reported for the three months ended December 31, 2011. The increase in production is primarily attributable to acquisitions as well as organic growth due to the Company's expanded drilling program in its various shale plays. In addition our oil/liquids production mix increased to 57% of overall production in the fourth quarter of 2012 compared to 37% in the fourth quarter of 2011 as a result of the shift in our capital expenditure program.

Financial and Production Results for the Twelve Months Ended December 31, 2012

Magnum Hunter reported an increase in revenues of 138% to $271.0 million for the twelve months ended December 31, 2012 compared to $113.7 million for the twelve months ended December 31, 2011. This increase in revenues was driven principally by the increases in our oil and natural gas production as a result of acquisitions, expanded drilling completed throughout the year in our unconventional resource plays and an increased focus on oil/liquids capital expenditures.

The Company reported a net loss of $167.4 million attributable to common shareholders or ($1.07) per basic and diluted common shares outstanding for the twelve months ended December 31, 2012, compared to a net loss of $90.7 million or ($0.80) per basic and diluted common shares outstanding during the twelve months ended December 31, 2011. The Company's net loss attributable to common shareholders for the twelve months ended December 31, 2012 was $16.5 million or ($0.11) per basic and diluted common shares outstanding when adjusted for non-cash and non-recurring expenses of $150.9 million (see Non-GAAP Financial Measures and Reconciliations below).

For the twelve months ended December 31, 2012, Magnum Hunter's Adjusted EBITDAX was $168.6 million. Operating margins increased due to increased production as a result of acquisitions and our increased upstream capital budget focused on oil/liquids drilling. Operating margins also improved as lease operating expenses per Boe declined from $13.10 per Boe to $10.67 per Boe, primarily due to the addition of new unconventional production, tighter controls on overall field operating expenses; and recurring cash general and administrative costs were $7.43 per Boe (see Non-GAAP Financial Measures and Reconciliations below).

Oil and gas production increased 139% for the twelve months ended December 31, 2012 to 4.814 MMBoe or 13,152 Boepd (49% oil/liquids) as compared to the 2.011 MMBoe or 5,510 Boepd reported for the twelve months ended December 31, 2011. The increase in production is primarily attributable to acquisitions as well as organic growth due to the Company's expanded drilling program focused on oil/liquids drilling.

Proved Reserves Overview

The Company's proved reserves as of December 31, 2012, which were disclosed in the Company's previously released reserve update on January 23, 2013, remain unchanged. As of December 31, 2012, the Company had approximately 73.1 MMBoe of estimated proved reserves, of which approximately 63% was oil and natural gas liquids and approximately 52% was classified as proved developed producing reserves. After giving effect to the completion in April 2013 of our Eagle Ford Shale properties sale, the Company had total proved reserves as of December 31, 2012 of approximately 61.6 MMBoe, of which approximately 57% was oil and natural gas liquids and approximately 56% was classified as proved developed producing reserves.

Unproved/Proved Impairments

The Company recorded approximately $74.7 million of non-cash charges for impairment to its unproved properties and proved properties for the twelve months ended December 31, 2012. Specifically, the Company recorded a $70.6 million unproved property and $4.1 million proved property impairment charge, which compares to the estimate of $87.0 million that we previously provided in our Form 8-K dated April 16, 2013. The unproved impairment charge was primarily due to the large acreage position we initially acquired and results to date in the area, which led us to focus on other areas; thereby, impairing certain acreage that will expire in the future. Below is a detailed breakdown of the impairments by division.

($ million)	Unproved/Proved Property Impairments by Division
	Williston Basin	Appalachian Basin	South Texas	Total

Unproved Impairments	$62.2	$7.0	$1.4	$70.6
Proved Impairments	3.9	0.2	—	4.1
Total	$66.1	$7.2	$1.4	$74.7
Capital Expenditures, Liquidity and Derivative Update

Magnum Hunter's total upstream and midstream capital expenditures, excluding acquisitions, were $489 million for the twelve months ended December 31, 2012, including $428 million for upstream activities and $61 million for midstream activities. As a result of our Eagle Ford Shale properties sale in April 2013, the Company has reaffirmed its 2013 upstream capital expenditure budget of $300 million, which is allocated $150 million to the Appalachian Basin, almost all of which is allocated to its Marcellus Shale and Utica Shale plays, and $150 million to its Williston Basin/Bakken Shale play. The Company has allocated a significant portion of its 2013 upstream capital budget to the Marcellus Shale and Utica Shale plays to take advantage of its processing capacity with the start-up of MarkWest's Mobley Processing Plant in mid-December 2012 and the continued build-out of the Company's Eureka Hunter Gas Gathering System.

As a result of the Company's internally generated cash flows and availability under its Senior Revolving Credit Facility, Magnum Hunter has more than sufficient liquidity to fund its fiscal 2013 upstream capital budget of $300 million. As of May 1, 2013, the Company had total cash liquidity of approximately $380 million which is comprised of approximately $115 million of cash and $265 million of availability under its Senior Revolving Credit Facility. The Company currently owns 10 million shares of common stock of Penn Virginia Corporation that could be divested to increase liquidity and provide increased financial flexibility. The Company is also aggressively pursuing between $100 - $200 million of non-core asset sales to further bolster our overall liquidity and better manage our financial leverage.

The Company maintains an active hedging program to support economic returns and ensure strong coverage metrics. Since December 31, 2012, the Company has added incremental crude oil swaps in 2013, and gas swaps and three-way collars in 2013 and 2014. The Company has incrementally hedged 6,200 BBls per day of crude oil at an average price of $92.15 per Bbl from February 2013 to December 2013, 10,000 MMBtu per day of natural gas at an average price of $3.825 per MMBtu from April 2013 to December 2013, and 15,000 MMBtu per day of natural gas at an average price of $4.25 per MMBtu in 2014. Please see the "Derivatives Information" table at the end of this press release for more detailed information regarding our commodity derivatives entered into subsequent to December 31, 2012.

Internal Controls

As disclosed in the Company's Form 10-K for the fiscal year ended December 31, 2012, the Company identified a number of material weaknesses in its internal controls. The Board, Audit Committee and senior management of the Company recognize the importance of improving the Company's internal controls and are committed to remediating these material weaknesses as quickly as possible. The Company is implementing remediation plans which it believes will successfully address these material weaknesses. Management has significantly expanded the number and quality of staff; has added outside consultants with the knowledge, training and experience necessary to develop and support the Company's overall internal control environment; and is implementing new land and accounting information systems.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter Resources, commented, "Magnum Hunter significantly improved its financial results reported during fiscal year 2012 in all areas: revenues, production, cash flow, and proved reserves. At the same time, costs in the field as well as general and administrative costs continue to decline on a barrel of oil produced equivalent basis. While we are well into the new year, liquidity has subsequently improved with the sale of our Eagle Ford Shale properties which occurred in April. Current cash on hand and credit availability under our existing Senior Revolving Credit Facility is approximately $380 million, excluding non-core asset sales in the works. Even with the loss of approximately 3,500 barrels per day of production as a result of our Eagle Ford Shale properties sale, we remain confident with our prior production guidance of exiting this fiscal year between 23,000 - 25,000 barrels of oil equivalent per day, which is almost double the actual production of last year.”

Non-GAAP Financial Measures

Magnum Hunter defines Adjusted EBITDAX as earnings before (1) exploration and abandonment expense, (2) depreciation, depletion and amortization expense, (3) non-recurring transaction and other expense, (4) impairments of oil and gas properties, (5) unrealized (gain) loss on derivatives, (6) (gain) loss on sale of assets, (7) interest expense and fees, (8) income tax benefit and (9) non-cash stock compensation expense. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

Magnum Hunter defines recurring income (loss) per common share as reported net loss attributable to common shareholders, plus non-recurring and non-cash items which include (1) exploration and abandonment expense, (2) impairment of oil and gas properties, (3) non-cash stock compensation expense, (4) non-recurring transaction and other expense, (5) unrealized (gain) loss on derivatives, (6) interest expense - fees, (7) (gain) loss on sale of assets, (8) (gain) loss from sale of discontinued operations and (9) income (loss) from discontinued operations.

Magnum Hunter defines Recurring Cash G&A as total general and administrative expenses before (1) non-cash stock compensation and (2) acquisition and other non-recurring expense.

Management believes these non-GAAP financial measures facilitate evaluation of the Company's business on a “normalized” or recurring basis and without giving effect to certain non-cash expenses and other items, thereby providing management, investors and analysts with comparative information for evaluating the Company in relation to other oil and gas companies providing corresponding non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP, and that the reconciliations to the closest corresponding GAAP measure should be reviewed carefully.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Ohio, North Dakota, Kentucky, Texas and Saskatchewan, Canada. The Company is presently active in four of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, Pearsall Shale and Williston Basin/Bakken Shale.

For more information, please view our website at www.magnumhunterresources.com.

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including any estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities and our midstream activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to any pending transactions described herein, forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of proposed transactions; the ability to complete proposed transactions considering various closing conditions; the benefits of any such transactions and their impact on the Company's business; and any statements of assumptions underlying any of the foregoing. In addition, if and when any proposed transaction is consummated, there will be risks and uncertainties related to the Company's ability to successfully integrate the operations and employees of the Company and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,”

“estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following: adverse economic conditions in the United States, Canada and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil, natural gas and natural gas liquids; the effects of government regulation, permitting and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and therefore our oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques; the effects of increased federal and state regulation, including regulation of the environmental aspects, of hydraulic fracturing; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; regulatory, environmental and land management issues, and demand for gas gathering services, relating to our midstream operations; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

These factors are in addition to the risks described in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's 2012 annual report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the SEC. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this document. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge readers to review and consider disclosures we make in our reports that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

MAGNUM HUNTER RESOURCES CORPORATION UNAUDITED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,623	$14,851
Restricted cash	1,500	—
Accounts receivable - Net of allowance for doubtful accounts of $448 and $311 as of December 31, 2012 and 2011, respectively	124,861	48,083
Derivative assets	5,146	5,732
Inventory	9,162	4,534
Investments	3,278	497
Prepaid expenses and other assets	2,249	1,224
Assets held for sale	500	2,748
Total current assets	204,319	77,669

PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, successful efforts method of accounting	1,908,118	1,024,975
Accumulated depletion, depreciation, and amortization	(185,615)	(62,010)
Total oil and natural gas properties, net	1,722,503	962,965
Gas transportation, gathering and processing equipment, net	201,910	112,169
Total property and equipment, net	1,924,413	1,075,134

OTHER ASSETS:
Deferred financing costs, net of amortization of $8,024 and $958 as of December 31, 2012 and 2011, respectively	23,862	10,642
Derivatives and other assets	6,455	1,913
Intangible assets, net	8,981	—
Goodwill	30,602	—
Assets held for sale	—	3,402
Total Assets	$2,198,632	$1,168,760

	December 31,
	2012	2011
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$3,991	$4,565
Accounts payable	196,515	138,320
Accrued liabilities	11,212	3,708
Revenue payable	20,394	10,781
Derivatives and other liabilities	11,544	7,454
Liabilities associated with assets held for sale	—	2,847
Total current liabilities	243,656	167,675

Long-term debt	886,769	285,824
Asset retirement obligation	28,322	20,089
Deferred tax liability	74,258	95,299
Derivative liabilities	47,524	6,112
Other long-term liabilities	5,573	2,842
Liabilities associated with assets held for sale	—	267
Total liabilities	1,286,102	578,108

COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
Series C Cumulative Perpetual Preferred Stock, cumulative dividend rate 10.25% per annum, 4,000,000 shares authorized, 4,000,000 shares issued and outstanding as of December 31, 2012 and 2011, respectively, with liquidation preference of $25.00 per share	100,000	100,000
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0% per annum, 7,672,892 shares and none issued and outstanding as of December 31, 2012 and 2011, respectively, with liquidation preference of $167,403 and $0 as of December 31, 2012 and 2011, respectively	100,878	—
	200,878	100,000
SHAREHOLDERS' EQUITY:
Preferred stock, 10,000,000 shares authorized
Series D Cumulative Preferred Stock, cumulative dividend rate 8.0% per annum, 5,750,000 shares authorized, 4,208,821 and 1,437,558 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively, with liquidation preference of $50.00 per share	210,441	71,878
Series E Cumulative Convertible Preferred Stock, cumulative dividend rate 8.0% per annum, 12,000 shares authorized, 3,775 shares issued and 3,705 shares outstanding and none issued and outstanding as of December 31, 2012 and 2011, respectively, with liquidation preference of $25,000 per share	94,371	—
Common stock, $0.01 par value; 250,000,000 shares authorized, 170,032,999 shares and 129,803,374 shares issued and 169,118,047 shares and 129,041,722 shares outstanding as of December 31, 2012 and 2011, respectively	1,700	1,298
Exchangeable common stock, par value $0.01 per share, 505,835 and 3,693,871 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	5	37
Additional paid in capital	715,033	569,690
Accumulated deficit	(307,484)	(140,070)
Accumulated other comprehensive loss	(8,889)	(12,463)
Treasury stock, at cost
Series E Cumulative Preferred Stock, 70 shares and none as of December 31, 2012 and 2011, respectively	(1,750)	—
Common stock, 914,952 and 761,652 shares as of December 31, 2012 and 2011, respectively	(1,914)	(1,310)
Unearned common stock in KSOP at cost, none and 153,300 shares as of December 31, 2012 and 2011, respectively	—	(604)
Total Magnum Hunter Resources Corporation shareholders' equity	701,513	488,456
Non-controlling interest	10,139	2,196
Total shareholders' equity	711,652	490,652
Total Liabilities and Shareholders' Equity	$2,198,632	$1,168,760

MAGNUM HUNTER RESOURCES CORPORATION UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share and per share data)

	Year Ended December 31,
	2012	2011	2010
REVENUE:
Oil and gas sales	$245,394	$106,205	$27,715
Gas transportation, gathering and processing	13,040	494	163
Oil field services	12,333	7,149	1,222
Other revenue	204	(168)	250
Total revenue	270,971	113,680	29,350
EXPENSES:
Lease operating expenses	51,359	26,355	10,687
Severance taxes and marketing	15,046	7,475	2,381
Exploration and abandonments	117,216	2,645	942
Gas transportation, gathering and processing	8,028	373	214
Oil field services	10,037	6,759	1,272
Impairment of proved oil and gas properties	4,096	21,792	306
Depreciation, depletion, amortization and accretion	135,846	48,762	8,756
General and administrative	64,388	62,902	24,773
Total expenses	406,016	177,063	49,331

OPERATING LOSS	(135,045)	(63,383)	(19,981)

OTHER INCOME (EXPENSE):
Interest income	230	27	61
Interest expense	(51,846)	(11,984)	(3,584)
Gain (loss) on derivative contracts, net	22,239	(6,346)	814
Other	2,046	1,601	9
Total other expense	(27,331)	(16,702)	(2,700)
Loss from continuing operations before income tax	(162,376)	(80,085)	(22,681)
Income tax benefit	23,016	696	—
Loss from continuing operations	(139,360)	(79,389)	(22,681)
Income from discontinued operations, net of tax	230	2,977	2,350
Gain on sale of discontinued operations, net of tax	2,409	—	6,660
Net loss	(136,721)	(76,412)	(13,671)
Net loss (income) attributable to non-controlling interest	4,013	(249)	(129)
Net loss attributable to Magnum Hunter Resources Corporation	(132,708)	(76,661)	(13,800)
Dividends on preferred stock	(34,706)	(14,007)	(2,467)
Net loss attributable to common shareholders	$(167,414)	$(90,668)	$(16,267)
Weighted average number of common shares outstanding, basic and diluted	155,743,418	113,154,270	63,921,525
Loss from continuing operations per share, basic and diluted	$(1.09)	$(0.83)	$(0.39)
Income from discontinued operations per share, basic and diluted	0.02	0.03	0.14
Net loss per common share, basic and diluted	$(1.07)	$(0.80)	$(0.25)

Amounts attributable to Magnum Hunter Resources Corporation:
Loss from continuing operations, net of tax	$(135,347)	$(79,638)	$(22,810)
Discontinued operations, net of tax	2,639	2,977	9,010
Net loss	$(132,708)	$(76,661)	$(13,800)

MAGNUM HUNTER RESOURCES CORPORATION UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands, except share and per share data)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net loss	$(136,721)	$(76,412)	$(13,671)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	135,896	49,090	10,346
Share-based compensation	15,696	25,057	6,380
Impairment of oil and gas properties	4,096	21,782	306
Exploration and abandonments	116,686	1,118	—
Gain on sale of assets	(3,074)	(186)	(6,731)
Unrealized (gain) loss on derivative contracts	(10,945)	4,210	3,063
Unrealized loss on investments	2,200	—	—
Amortization and write off of deferred financing cost and discount on Senior Notes included in interest expense	7,399	3,636	1,201
Deferred tax benefit	(21,595)	(696)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(73,549)	(25,075)	(2,949)
Inventory	(6,198)	(3,889)	—
Prepaid expenses and other current assets	(538)	(124)	134
Accounts payable	16,390	25,883	8,866
Revenue payable	8,776	6,979	359
Accrued liabilities	3,492	2,465	(8,472)
Net cash provided by (used in) operating activities	58,011	33,838	(1,168)
Cash flows from investing activities
Capital expenditures and advances	(568,610)	(291,942)	(80,078)
Cash paid in acquisitions, net of cash received of $34; $2,500; and $0, respectively	(444,844)	(78,524)	(59,500)
Proceeds from sale of assets	4,158	8,709	21,238
Change in deposits and other long-term assets	89	42	59
Net cash used in investing activities	(1,009,207)	(361,715)	(118,281)
Cash flows from financing activities
Proceeds from issuing Senior Notes	596,907	—	—
Proceeds from borrowings on debt	546,043	493,906	101,581
Proceeds from sale of Series A preferred units in Eureka Hunter Holdings	149,655	—	—
Net proceeds from sale of common stock	148,241	13,892	38,678
Net proceeds from sale of preferred shares	144,635	94,764	63,444
Proceeds from exercise of warrants and options	2,331	7,618	16,232
Change in other long-term liabilities	186	69	—
Options surrendered for cash	—	—	(116)
Cash paid upon conversion of Series B Preferred Stock	—	—	(11,250)
Purchase of treasury shares	(1,750)	—	(604)
Payment of deferred financing costs	(20,313)	(11,577)	(2,866)
Preferred stock dividends paid	(26,839)	(14,007)	(2,492)
Principal repayments of debt	(542,654)	(242,472)	(84,886)
Net cash provided by financing activities	996,442	342,193	117,721
Effect of foreign exchange rate changes on cash	(2,474)	(19)	—
Net change in cash and cash equivalents	42,772	14,297	(1,728)
Cash and cash equivalents, beginning of year	14,851	554	2,282
Cash and cash equivalents, end of year	$57,623	$14,851	$554
Cash paid for interest	$40,069	$7,952	$2,749
Non-cash transactions
Common stock issued for acquisitions	$1,902	$345,537	$17,093
Non-cash additions to asset retirement obligation	$8,492	$12,628	$2,324
Non-cash consideration received from sale of assets	$7,120	$—	$—
Preferred stock issued for acquisitions	$64,968	$—	$14,982
Debt assumed in acquisitions	$—	$71,895	$3,412
Common stock issued for payment of services	$—	$779	$165
Common stock issued in conversion of Series C Convertible Preferred Stock	$—	$—	$3,732
Change in accrued capital expenditures	$34,621	$81,136	$23,218
Common stock issued for 401(k) matching contribution	$874	$—	$—
Eureka Hunter Holdings Series A preferred dividends paid in kind	$1,658	$—	$—
Eureka Hunter Holdings Series A common units issued for an acquisition	$12,453	$—	$—
Exchangeable common stock issued for acquisition of NuLoch Resources	$—	$31,642	$—
Warrants issued for payment of common stock dividends	$—	$6,695	$—
Warrants issued for payment of dividends on MHR Exchangeco Corporation exchangeable shares	$—	$197	$—

Reconciliations

Recurring Loss per Common Share Reconciliation
	Three Months Ended	Year Ended
($ in thousands)	December 31, 2012	December 31, 2012

Net loss attributable to common shareholders - reported	$(83,537)	$(167,414)

Non-recurring and non-cash items:
Exploration and abandonment expense	$90,577	$117,216
Impairment of oil & gas properties	$4,096	$4,096
Non-Cash: stock compensation expense	$938	$15,696
Non-recurring transaction and other expense	$7,430	$15,175
Interest Expense - Fees	$1,182	$11,718
Unrealized (gain)/loss on derivatives	$(9,851)	$(10,945)
(Gain)/Loss on sale of assets	$92	$632
(Gain) from sale of discontinued operations	$(185)	$(2,409)
Income (loss) from discontinued operations	$—	$(230)

Total non-recurring and non-cash items	$94,279	$150,949

Net income (loss) attributable to common shareholders - recurring	$8,909	$(16,465)

Recurring income (loss) per common share - basic and diluted	$0.05	$(0.11)

Adjusted EBITDAX Reconciliation
	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
($ in thousands)	2012	2012

Net income (loss) from continuing operations	$(80,652)	$(139,360)
Net Interest expense	$12,335	$51,846
Loss (Gain) on sale of assets	$92	$632
Depletion, Depreciation & Amortization	$45,380	$135,846
Impairment of oil and gas properties	$4,096	$4,096
Exploration and abandonment expense	$90,577	$117,216
Non-Cash Stock Comp. expense	$938	$15,696
Non-Cash 401k matching expense	$188	$1,437
Non-recurring acquisition and other expense	$7,430	$15,175
Income tax benefit	$(15,786)	$(23,016)
Unrealized loss (gain) on derivatives	$(9,851)	$(10,945)
Total Adjusted EBITDAX	$54,747	$168,623

Recurring Cash G&A Reconciliation
	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
($ in thousands)	2012	2012

Total G&A	$17,983	$64,388

Adjustments:
Non-cash stock compensation	$938	$15,696
Acquisition and other non-recurring expense	$6,041	$12,909

Recurring Cash G&A	$11,004	$35,783

Derivative Information

Natural Gas	Period	MMBTU/day	Price per MMBTU
Swaps	Apr 2013 - Dec 2013	10,000	$3.83
Swaps	Jan 2014 - Dec 2014	5,000	$4.26
Floors purchased (put)	Jan 2014 - Dec 2014	10,000	$4.25
Floors sold (put)	Jan 2014 - Dec 2014	10,000	$3.75
Ceilings purchased (call)	Apr 2013 - Dec 2013	10,000	$6.00
Ceilings purchased (call)	Jan 2014 - Dec 2014	10,000	$6.15
Ceilings sold (call)	Jan 2014 - Dec 2014	10,000	$4.78

			Weighted Avg Price per Bbl
Crude Oil	Period	Bbls/day
Swaps	Jan 2013 - Jan 2013	2,200	$94.00
Swaps	Feb 2013 - Dec 2013	4,450	$93.00
Floors purchased (put)	Feb 2013 - Dec 2013	1,750	$90.00
Floors sold (put)	Feb 2013 - Dec 2013	4,000	$80.00
Ceilings purchased (call)	Feb 2013 - Dec 2013	2,250	$100.00
Ceilings sold (call)	Jan 2015 - Dec 2015	1,570	$120.00

Contact:
Chris Benton
AVP, Finance and Capital Markets
ir@magnumhunterresources.com
(832) 203-4539

June 14, 2013